Exhibit 99.1

Conn’s, Inc. Reports Results for the Quarter Ended January 31, 2010

BEAUMONT, Texas--(BUSINESS WIRE)--March 25, 2010--Conn’s, Inc. (NASDAQ/NM: CONN), a specialty retailer of consumer electronics, home appliances, furniture, mattresses, computers and lawn and garden products today announced its operating results for the quarter ended January 31, 2010.

Significant items for the quarter include:

  Total revenues were $202.3 million, down 25% from the same period in the prior fiscal year,
  Product gross margin increased to 20.2% for the quarter, as compared to 18.5% for the quarter ended October 31, 2009,
  Credit portfolio annualized net charge-off rate was 4.8%, as compared to 3.4% in the period of the prior fiscal year,
  Credit facility amendments were completed subsequent to quarter end and the Company is in compliance with all credit facility covenants, and
  Diluted earnings per share was $0.29 for the fourth quarter of fiscal 2010, including a $4.9 million non-cash increase in the fair value of the Company’s Interests in securitized assets and a tax benefit related to the settlement of certain litigation. The adjusted diluted earnings per share excluding these items was $0.08.

Total revenues for the quarter ended January 31, 2010, decreased 25.0% to $202.3 million, as compared to the same quarter in the prior fiscal year. Total net sales declined 30.3% to $171.0 million, as compared to the same quarter in the prior fiscal year. Finance charges and other decreased 8.7% to $26.5 million, and same store sales (revenues earned in stores operated for the entirety of both periods) decreased 31.7% during the fourth quarter of fiscal 2010, as compared to the same quarter in the prior fiscal year. The same store sales decline was impacted by:

  the sales benefit experienced in the fourth quarter of the prior fiscal year, as a result of the impact of the hurricanes in September 2008, the challenging economic conditions experienced in the Company’s markets during the quarter, tightened credit underwriting standards implemented by the Company since the quarter ended January 31, 2009, and the decline in unit sales and average selling prices for flat-panel televisions.

Despite the challenging economic conditions and highly competitive retail environment the Company reversed the declining product gross margin trend it had been experiencing.

The credit portfolio performance reported for the quarter included an annualized net charge-off rate of 4.8% for the three months ended January 31, 2010, as compared to the 4.3% rate experienced during the quarter ended October 31, 2009, and 3.4% during the quarter ended January 31, 2009. The net charge-off rate for the twelve month period ended January 31, 2010, was 3.9%. Additionally, the 60+ day delinquency rate was 10.0% at January 31, 2010, as compared to 9.3% at October 31, 2009, and 7.3% at January 31, 2009. More information on the credit portfolio and its performance may be found in the table included with this press release and in the Company’s filing with the Securities and Exchange Commission on Form 10-K which will be filed later today.

The Company reported Net income on a GAAP basis of $6.5 million, or diluted earnings per share of $0.29, for the fourth quarter of fiscal 2010. The Net income was positively impacted by a non-cash fair value adjustment that increased its Interests in securitized assets and a tax benefit related to the settlement of certain litigation. Adjusted net income, excluding the non-cash fair value adjustments and tax benefit, was $1.9 million for the fourth quarter of fiscal 2010, compared with adjusted net income, excluding non-cash fair value adjustments, of $15.5 million for the fourth quarter of the prior fiscal year. Adjusted diluted earnings per share, excluding the non-cash fair value adjustments and the tax benefit, was $0.08 for the fourth quarter of fiscal 2010, compared with adjusted diluted earnings per share, excluding the non-cash fair value adjustments, of $0.69 for the fourth quarter of the prior fiscal year.

Total revenues for the fiscal year ended January 31, 2010, decreased 6.1% to $836.7 million, as compared to the same period in the prior fiscal year. Total net sales decreased 10.2% to $722.8 million and Finance charges and other increased 0.9% to $111.2 million. Same store sales (revenues earned in stores operated for the entirety of both periods) decreased 13.8% during fiscal 2010, as compared to the prior fiscal year. The Company reported Net income on a GAAP basis of $7.7 million, or diluted earnings per share of $0.34, for fiscal 2010. The reported results include $4.9 million related to the settlement of certain litigation and a $9.6 million goodwill impairment charge. Adjusted net income, excluding the non-cash fair value adjustments and non-cash goodwill impairment charge, was $12.4 million for fiscal 2010, compared with adjusted net income, excluding non-cash fair value adjustments, of $41.6 million for the prior fiscal year. Adjusted diluted earnings per share, excluding the non-cash fair value adjustments in both periods and the non-cash goodwill impairment charge in the current year period, was $0.55 for fiscal 2010, compared with $1.84 for the prior fiscal year.

Subsequent to January 31, 2010, the Company and its qualifying special purpose entity (QSPE) entered into agreements to amend their credit facilities, modifying the covenants, increasing the cost of borrowings and providing commitment reductions under the QSPE’s revolving credit facility and reducing its ultimate maturity date from September 2012 to August 2011. The Company and the QSPE are in compliance with all of their credit facility covenants.

During the quarter ended January 31, 2010, the Company paid down the balance on its asset based loan facility by $19.5 million and its QSPE increased the balance on its asset backed securitization facility by $8.4 million. The total amount immediately available for borrowing under all of the Company’s borrowing agreements at January 31, 2010, was $47.7 million, as compared to $52.1 million at October 31, 2009.

The Company has 76 stores in operation after opening a new store in Denton, Texas, at the end of October 2009, and a new store in Pasadena, Texas, during November 2009. Additionally, the Company closed its clearance centers located in San Antonio and Baytown, Texas during fiscal year 2010.

Conference Call Information

Conn’s, Inc. will host a conference call and audio webcast today, March 25, 2010, at 10:00 AM, CDT, to discuss its financial results for the quarter ended January 31, 2010. The webcast will be available live at www.conns.com and will be archived for one year. Participants can join the call by dialing 877-754-5302 or 678-894-3020.

The Company announced that its annual meeting of stockholders will be held on May 25, 2010, in its corporate offices in Beaumont, Texas, at 11:00 AM, local time, for all stockholders of record as of April 1, 2010.

About Conn’s, Inc.

The Company is a specialty retailer currently operating 76 retail locations in Texas, Louisiana and Oklahoma: with 23 stores in the Houston area, 20 in the Dallas/Fort Worth Metroplex, nine in San Antonio, five in Austin, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and three in Oklahoma. It sells home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges, and a variety of consumer electronics, including LCD, LED, plasma and DLP televisions, camcorders, digital cameras, computers and computer accessories, Blu-ray and DVD players, video game equipment, portable audio, MP3 players, GPS devices and home theater products. The Company also sells lawn and garden products, furniture and mattresses, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. In the last three years, the Company financed, on average, approximately 61% of its retail sales.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update, relocate or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update, relocation or expansion of existing stores; the Company's ability to introduce additional product categories; the Company’s ability to offer flexible financing programs; the Company's ability to fund operations, debt repayment and expansion from cash flow from operations, borrowings on its revolving lines of credit and proceeds from securitizations and from accessing debt or equity markets; the ability of the Company and the QSPE to obtain additional funding for the purpose of funding the receivables generated by the Company, including limitations on the ability of the QSPE to obtain financing through its commercial paper-based funding sources and its ability to maintain the current credit ratings of its securities; the ability of the Company and the QSPE to maintain compliance with the covenants in their financing facilities or obtain amendments or waivers of the covenants to avoid violations or potential violations of the covenants; the ability of the financial institutions providing lending facilities to the Company or the QSPE to fund their commitments; the effect on borrowing costs of downgrades by rating agencies or changes in laws or regulations on the Company’s or the QSPE’s financing providers; the cost of any amended, renewed or replacement credit facilities; growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; the pricing actions and promotional activities of competitors; relationships with the Company's key suppliers; interest rates; general economic conditions; weather conditions in the Company's markets; delinquency and loss trends in the receivables portfolio; the outcome of litigation or government investigations; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K to be filed later today. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Conn's, Inc. CONDENSED, CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except earnings per share)

	Three Months Ended January 31,		Twelve Months Ended January 31,

	2009	2010	2009	2010

Revenues
Total net sales	$245,408	$170,956	$805,049	$722,788
Finance charges and other	28,985	26,452	110,209	111,242
Increase (decrease) in fair value	(4,479)	4,895	(24,508)	2,645

Total revenues	269,914	202,303	890,750	836,675

Cost and expenses
Cost of goods sold, including warehousing and occupancy costs	177,571	126,705	580,423	534,299
Cost of parts sold, including warehousing and occupancy costs	2,565	2,345	9,638	10,401
Selling, general and administrative expense	68,184	62,449	253,813	255,489
Goodwill impairment	-	-	-	9,617
Provision for bad debts	879	1,441	4,273	9,086

Total cost and expenses	249,199	192,940	848,147	818,892

Operating income	20,715	9,363	42,603	17,783
Interest expense, net	593	1,194	961	4,003
Other (income) expense, net	15	(69)	117	(123)

Income before income taxes	20,107	8,238	41,525	13,903

Provision for income taxes	7,481	1,712	15,833	6,181

Net income	$12,626	$6,526	$25,692	$7,722

Earnings per share
Basic	$0.56	$0.29	$1.15	$0.34
Diluted	$0.56	$0.29	$1.14	$0.34
Average common shares outstanding
Basic	22,439	22,456	22,413	22,456
Diluted	22,494	22,467	22,577	22,610

Conn's, Inc. CONDENSED, CONSOLIDATED BALANCE SHEETS (in thousands)

	January 31,	January 31,
	2009	2010

Assets
Current assets
Cash and cash equivalents	$11,798	$12,143
Other accounts receivable, net	32,878	23,286
Customer accounts receivable, net	61,125	124,630
Interests in securitized assets	176,543	157,678
Inventories	95,971	63,499
Deferred income taxes	13,354	12,202
Prepaid expenses and other assets	5,933	16,167
Total current assets	397,602	409,605
Non-current deferred income tax asset	2,035	5,499
Long-term customer accounts receivable, net	41,172	73,540
Total property and equipment, net	62,551	59,703
Goodwill and other assets, net	13,269	3,092
Total assets	$516,629	$551,439

Liabilities and Stockholders' Equity
Current Liabilities
Notes payable	$-	$-
Current portion of long-term debt	5	155
Accounts payable	57,809	39,944
Accrued compensation and related expenses	11,473	5,697
Accrued expenses	23,703	30,936
Other current liabilities	19,839	18,194
Total current liabilities	112,829	94,926
Long-term debt	62,912	105,749
Other long-term liabilities	6,738	6,437
Total stockholders' equity	334,150	344,327
Total liabilities and stockholders' equity	$516,629	$551,439

CALCULATION OF GROSS MARGIN PERCENTAGES (dollars in thousands)

		Three Months Ended		Twelve Months Ended
		January 31,		January 31,

		2009	2010	2009	2010

A	Product sales	$228,325	$158,732	$743,729	$667,401
B	Repair service agreement commissions, net	11,771	7,304	40,199	33,272
C	Service revenues	5,312	4,920	21,121	22,115
D	Total net sales	245,408	170,956	805,049	722,788
E	Finance charges and other	28,985	26,452	110,209	111,242
F	Net decrease in fair value	(4,479)	4,895	(24,508)	2,645
G	Total revenues	269,914	202,303	890,750	836,675
H	Cost of goods sold, including warehousing and occupancy cost	(177,571)	(126,705)	(580,423)	(534,299)
I	Cost of parts sold, including warehousing and occupancy cost	(2,565)	(2,345)	(9,638)	(10,401)
J	Gross margin dollars (G+H+I)	$89,778	$73,253	$300,689	$291,975

	Gross margin percentage (J/G)	33.3%	36.2%	33.8%	34.9%

K	Product margin dollars (A+H)	$50,754	$32,027	$163,306	$133,102
	Product margin percentage (K/A)	22.2%	20.2%	22.0%	19.9%

MANAGED PORTFOLIO STATISTICS For the periods ended January 31, 2006, 2007, 2008, 2009 and 2010 (dollars in thousands, except average outstanding balance per account)

	January 31,
	2006	2007	2008	2009	2010

Total accounts	415,338	459,065	510,922	537,957	551,312
Total outstanding balance	$519,721	$569,551	$654,867	$753,513	$736,041
Average outstanding balance per account	$1,251	$1,241	$1,282	$1,401	$1,335
60 day delinquency	$35,537	$37,662	$49,778	$55,141	$73,391
Percent delinquency	6.8%	6.6%	7.6%	7.3%	10.0%
Percent of portfolio reaged	17.6%	17.8%	16.6%	18.7%	19.6%
Net charge-off ratio (YTD annualized)	2.5%	3.3%	2.9%	3.2%	3.9%

NON-GAAP RECONCILIATION OF NET INCOME, AS ADJUSTED AND DILUTED EARNINGS PER SHARE, AS ADJUSTED (unaudited) (in thousands, except earnings per share)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2009	2010	2009	2010
Net income, as reported	$12,626	$6,526	$25,692	$7,722
Adjustments:
(Increase) decrease in fair value	4,479	(4,895)	24,508	(2,645)
Goodwill impairment charge	-	-	-	9,617
Tax impact of litigation reserve deduction	-	(1,584)	-	-
Tax impact of fair value and goodwill adjustments	(1,577)	1,860	(8,627)	(2,318)
Net income, as adjusted	$15,528	$1,907	$41,573	$12,376

Average common shares outstanding - Diluted	22,494	22,467	22,577	22,610

Earnings per share - Diluted
As reported	$0.56	$0.29	$1.14	$0.34
As adjusted	$0.69	$0.08	$1.84	$0.55

Basis for presentation of non-GAAP disclosures:

To supplement the Company’s consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles ("GAAP"), the Company also provides adjusted net income and adjusted earnings per diluted share information. These non-GAAP financial measures are not meant to be considered as a substitute for comparable GAAP measures but should be considered in addition to results presented in accordance with GAAP, and are intended to provide additional insight into the Company’s operations and the factors and trends affecting the Company’s business. The Company’s management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for greater transparency with respect to key metrics the Company uses in its financial and operational decision making and (2) they are used by some of its institutional investors and the analyst community to help them analyze the Company’s operating results.

CONN-F

CONTACT:
Conn's, Inc., Beaumont
Chief Financial Officer
Michael J. Poppe, (409) 832-1696 Ext. 3294